Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

On June 20, 2012, Federal Signal Corporation, a Delaware corporation (“the Company”), entered into an Asset Purchase Agreement, as amended on August 3, 2012 and September 4, 2012 (the “Agreement”) with 3M Company (“Buyer”) a Delaware corporation, pursuant to which the Company agreed to sell substantially all of the assets of its Federal Signal Technologies Group (the “FSTech Business”) to Buyer (the “Transaction”).

Pursuant to the terms and conditions of the Agreement, on September 4, 2012, the Company completed the disposition of the assets of its FSTech Business to Buyer for cash consideration of $110 million, subject to working capital adjustments in favor of Buyer of approximately $6 million.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011 is presented as if the disposition occurred on January 1, 2011 and excludes results from discontinued operations.

The unaudited pro forma condensed consolidated statement of operations is not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the Transaction been completed as of the dates presented, and should not be taken as representation of our future consolidated results of operations or financial condition.

The unaudited pro forma condensed consolidated statement of operations is based upon and should be read in conjunction with historical consolidated financial statements and related notes of the Company included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Federal Signal Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2011

	As Reported	Pro Forma Adjustments (Note 3)	Pro Forma
Net sales	$795.6	$106.9	$688.7
Cost of sales	600.6	67.3	533.3

Gross profit	195.0	39.6	155.4
Selling, engineering, general and administrative	171.1	48.9	122.2
Goodwill and intangible assets impairment	20.6	20.6	—

Operating income (loss)	3.3	(29.9)	33.2
Interest expense	16.4	—	16.4
Other expense (income), net	0.2	—	0.2

(Loss) income before income taxes	(13.3)	(29.9)	16.6
Income tax (expense), benefit	(1.1)	2.4	(3.5)

(Loss) income from continuing operations	$(14.4)	$(27.5)	$13.1

Basic and diluted earnings per share from continuing operations	$(0.23)		$0.21

Weighted average common shares outstanding:
Basic	62.2		62.2
Diluted	62.2		62.3

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Federal Signal Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

1. DESCRIPTION OF THE TRANSACTION

On June 20, 2012, Federal Signal Corporation, a Delaware corporation (“the Company”), entered into an Asset Purchase Agreement, as amended on August 3, 2012 and September 4, 2012 (the “Agreement”) with 3M Company (“Buyer”), a Delaware corporation, pursuant to which the Company agreed to sell substantially all of the assets of its Federal Signal Technologies Group (the “FSTech Business”) to Buyer (the “Transaction”).

Pursuant to the terms and conditions of the Agreement, on September 4, 2012, the Company completed the disposition of the assets of its FSTech Business to Buyer for cash consideration of $110 million, subject to working capital adjustments in favor of Buyer of approximately $6 million.

2. BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of operations has been derived from historical financial information for Federal Signal Corporation included in our Annual Report on Form 10-K for the year ended December 31, 2011.

3. PRO FORMA ADJUSTMENTS

Represents adjustments to present the operations of the FSTech business for the year ended December 31, 2011 as a discontinued operation. The FSTech Business was included in discontinued operations in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which should be read in conjunction with these notes.